UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2014

EATON CORPORATION PLC

(Exact name of registrant as specified in its charter)

Ireland	000-54863	98-1059235
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

25-26 Fitzwilliam Hall Fitzwilliam Place Dublin 2, Ireland
(Address of principal executive offices)	(Zip Code)

+1 (440) 523-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

1. At a meeting held on February 25, 2014, the Compensation and Organization Committee of the Board of Directors of the registrant (the “Committee”) established corporate performance criteria that will be used to determine the aggregate maximum amount of 2014 incentive compensation awards under the Senior Executive Incentive Compensation Plan (the “Plan”). The Plan participants consist of the Chief Executive Officer of Eaton Corporation and certain other officers designated by the Committee. At the same meeting, the Committee established 2014 individual participant percentages of the aggregate incentive amount and individual incentive target amounts. Under the Plan, the Committee may use its discretion to reduce an individual participant’s share of the aggregate maximum amount based on the results relative to corporate and individual performance goals. For 2014, the aggregate maximum amount has been set by the Committee equal to 1.5% of the registrant’s 2014 net income. The individual percentage shares of the aggregate maximum amount for the executive officers who were named in the summary compensation table of the registrant’s 2013 Proxy Statement (the “Named Executive Officers”) range from 8% to 20% (except to the extent such amount would exceed the cap on individual awards set forth in the Plan). Participants in the Plan are not eligible to participate in the Executive Incentive Compensation Plan, which covers the remaining officers and approximately 2,200 other employees.

2. Also at a meeting held on February 25, 2014, the Committee approved grants and established individual targets for the 2014-2017 Award Period under the long-term Executive Strategic Incentive Plan (the “ESIP”). The aggregate amounts at target for the Named Executive Officers who will participate in the 2014-2017 Award Period range from $650,000 to $4.25 million. Awards are expressed in the form of phantom ordinary share units, although payouts, if any, will be made in cash, unless the participant has elected to defer receipt of such payment.

At a meeting held on February 26, 2014, the Committee established corporate performance objectives for the 2014-2017 Award Period under the ESIP, consisting of specific Cash Flow Return on Gross Capital and Earnings Per Share targets. The actual amount of the payments will depend upon the performance of the registrant against these targets and the market value of the registrant’s ordinary shares. The ESIP provides key senior executives with incentives to achieve demanding long-term corporate objectives and attracts and retains executives of outstanding ability.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eaton Corporation plc

Date: March 3, 2014	/s/ Thomas E. Moran
Thomas E. Moran
Senior Vice President and Secretary